EXHIBIT 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO TERM CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”) dated March 30, 2012 (and effective as provided in Section 4 below) to the Credit Agreement (as defined below), among Aon Corporation, a Delaware corporation (the “Borrower”), Aon plc, a public limited liability company incorporated under English law (the “Parent”), the Lenders party hereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

WITNESSETH:

Reference is made to the Term Credit Agreement dated as of June 15, 2011 (the “Credit Agreement”) among the Borrower, the Lenders party thereto and the Administrative Agent.

WHEREAS, the parties hereto desire to amend certain terms and provisions of the Credit Agreement all as set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  Defined Terms; References.  Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement (as amended hereby).  Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.

SECTION 2.  Amendments to Credit Agreement.  (a) Upon the Amendment No. 1 Effective Date, the Credit Agreement, including the exhibits and schedules thereto but excluding Schedule 1.01 thereto, is hereby amended to read in its entirety in the form set forth as Annex A hereto.  The Administrative Agent and the Borrower are hereby authorized by each Lender, in connection with the occurrence of the Amendment No. 1 Effective Date, to complete or modify any name, date or other provision in Annex A hereto which is set forth in brackets, and the agreement of the Administrative Agent and the Borrower with respect to any such name, date or provision shall be conclusive and binding for all purposes.

(b)           Notwithstanding anything to the contrary in the Credit Agreement (either before or after giving effect to this Amendment), the Lenders and the

Administrative Agent hereby consent to the Reorganization and agree that no Default or Unmatured Default under clause (j) of Section 7.01 of the Credit Agreement shall arise or result from the Reorganization or the transactions contemplated thereby, in each case so long as each of the conditions set forth in clauses (a) through (k) of Section 4 hereof are satisfied concurrently with or immediately following the Reorganization.

SECTION 3.  Representations And Warranties.  To induce the other parties hereto to enter into this Amendment, each Loan Party jointly and severally represents and warrants as of the Amendment No. 1 Effective Date as follows:

(a)           Each of the Parent and its Subsidiaries (other than Immaterial Subsidiaries) (a) is duly organized and validly existing under the laws of its jurisdiction of organization and (b) is in good standing (or its equivalent, if any) under the laws of its jurisdiction of organization and is duly qualified and in good standing (or its equivalent, if any) and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where failure to be in such good standing (or the equivalent) or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

(b)           This Amendment has been duly executed and delivered by each Loan Party.  Each Loan Party has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver this Amendment and to perform its obligations thereunder.  The execution and delivery by each Loan Party of this Amendment and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings or other organizational action and such Amendment constitutes legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(c)           The execution, delivery and performance by each Loan Party of this Amendment will not, (a) violate any law, rule, regulation (including Regulation U), order, writ, judgment, injunction, decree or award binding on the Parent or any Subsidiary or the Parent’s or any Subsidiary’s Organization Documents, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Parent or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by the Loan Documents) in, of or on the property of the Parent or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person (other than to the extent obtained), except, in each case, for any violation of, or failure to obtain an approval or consent required under, any such indenture,

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instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

(d)           The representations and warranties of each Loan Party contained in Article 5 of the Original Credit Agreement and in the Loan Documents are true and correct in all material respects, in each case on and as of the date hereof.

(e)           After giving effect to this Amendment and the transactions contemplated hereby, no Default or Unmatured Default has occurred and is continuing.

SECTION 4.  Conditions To Effectiveness of Amendment.  Section 2(b) of this Amendment shall be effective immediately upon the execution and delivery of this Amendment by the Borrower and the Required Lenders.  The other terms and provisions of this Amendment, including Section 2(a) hereof, shall become effective upon the satisfaction of the following conditions (the date that all such conditions are so satisfied, the “Amendment No. 1 Effective Date”):

(a)           The Reorganization shall have been consummated on substantially the terms of the Agreement and Plan of Merger and Reorganization attached as Annex A to the Form S-4 filed by the Parent on January 13, 2012, as amended by Amendment No. 1 filed by the Parent on February 6, 2012.

(b)           The Administrative Agent shall have received copies of the certificate of incorporation or other applicable organizational documents of the Borrower, Market Mergeco Inc. (a Delaware corporation and wholly owned subsidiary of the Parent which will, on the merger effective date, merge with and into the Borrower, “Mergeco”), and the Parent together with all amendments thereto, certified as of a recent date by the appropriate governmental officer in its jurisdiction of incorporation, together with (in the case of any company organized in the United States) a good standing certificate issued by the Secretary of State of the jurisdiction of its incorporation and such other jurisdictions as shall be reasonably requested by the Administrative Agent.

(c)           The Administrative Agent shall have received copies, certified by the Secretary or Assistant Secretary or other applicable officer or director of each Loan Party and Mergeco of its by-laws (or corresponding organizational document) and of its Board of Directors’ resolutions authorizing the execution, delivery and performance of each Loan Document to which it is a party.

(d)           The Administrative Agent shall have received an incumbency certificate, executed by the Secretary or Assistant Secretary or other applicable officer or director of each Loan Party which shall identify by name and title and bear the signature of the officers of such Loan Party authorized to sign the Loan Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

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(e)           The Administrative Agent shall have received written opinions of (i) internal counsel to the Borrower; (ii) Sidley Austin LLP, special counsel to the Loan Parties; and (iii) Simmons & Simmons LLP, special English counsel to the Administrative Agent, in each case addressed to the Administrative Agent and the Lenders in customary form.

(f)            The Administrative Agent shall have received an executed original of this Amendment, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto or thereto.

(g)           The Lenders and the Agents shall have received all fees and expenses required to be paid on or prior to the Amendment No. 1 Effective Date and, with regard to expenses, for which invoices have been presented to the Borrower not less than one Business Day prior to the Amendment No. 1 Effective Date.

(h)           The Lenders shall have received, to the extent requested by the Lenders at least 5 Business Days prior to the Amendment No. 1 Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; provided that if any such request was received by the Borrower at least 10 Business Days prior to the Amendment No. 1 Effective Date, the Borrower shall have provided such documents and other information at least 5 Business Days prior to the Amendment No. 1 Effective Date.

(i)            The representations and warranties set forth in Section 3 of this Amendment shall be true and correct on the Amendment No. 1 Effective Date.

(j)            Since December 31, 2011, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)           Each Lender shall have received a certificate of an Authorized Officer of the Parent and the Borrower certifying (i) that after giving effect to this Amendment and the transactions contemplated hereby, no Default or Unmatured Default has occurred and is continuing, and (ii) as to the matters set forth in paragraphs (i) and (j).

(l)            The Administrative Agent shall have received execution copies of the definitive documentation in respect of (i) the refinancing of the Revolving Credit Facility and (ii) the amendment to the Euro Facility occurring in connection with or in anticipation of the Reorganization.

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The Administrative Agent shall notify the Lenders and the Borrower of the Amendment No. 1 Effective Date and such notice shall be conclusive and binding.

SECTION 5.  Obligations under the Credit Agreement.  The undersigned Parent hereby agrees, as of the Amendment No. 1 Effective Date, to be bound as a Loan Party by all of the terms and conditions of the Credit Agreement to the same extent as each of the other Loan Parties thereunder.  The undersigned Parent further agrees, as of the Amendment No. 1 Effective Date, that each reference in the Credit Agreement to the “Parent”, a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned Parent, and each reference in any other Loan Document to the “Parent”, a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned Parent.

SECTION 6.  Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  Costs And Expenses.  The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment No. 1, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 8.  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery by telecopier, pdf or other electronic means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 9.  Headings.  Section headings herein are included for convenience of reference only, and shall not govern the interpretation of this Amendment.

SECTION 10.  Severability.  The invalidity, illegality or unenforceability of any provision in or obligation under this Amendment in any jurisdiction shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Amendment or of such provision or obligation in any other jurisdiction.

SECTION 11.  Successors And Assigns.  This Amendment shall inure to the benefit of and be binding upon the successors and permitted assigns of the Administrative Agent, the Lenders and each Loan Party.

SECTION 12.  Obligations of Parent.  Notwithstanding anything in this Amendment or elsewhere to the contrary, in no event shall Parent have any duties, liabilities or obligations whatsoever under or with respect to this Amendment or

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any other Loan Document, without limiting or impairing each representation or warranty made or deemed made as of the Amendment No. 1 Effective Date by Parent, nor shall Parent be deemed to have made any representations or warranties or be bound by any covenants or agreements in this Amendment, the Credit Agreement or any other Loan Document, unless and until the consummation of the Reorganization and the occurrence of the Amendment No. 1 Effective Date.  Upon the consummation of the Reorganization and the occurrence of the Amendment No. 1 Effective Date, the Parent shall mean and be Aon plc (under that or any successor name), including as such company may be converted into a public limited company.

This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

AON CORPORATION

By:	/s/ Christa Davies
	Name:	Christa Davies
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1]

AON PLC

By:	/s/ Christa Davies
	Name:	Christa Davies
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1]

BANK OF AMERICA, N.A. as Lender and as Administrative Agent

By:	/s/ Jacob Garcia
	Name:	Jacob Garcia
	Title:	Vice President

[Signature Page to Amendment No. 1]

Australia and New Zealand Banking Group Limited

By:	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

[Signature Page to Amendment No. 1]

Name of Lender:

Bank of Montreal

By:	/s/ Scott W. Morris
	Name:	Scott W. Morris
	Title:	Director

For Lenders requiring a second signature:

By:
Name:
Title:

[Signature Page to Amendment No. 1]

BNP PARIBAS

By:	/s/ Marguerite L. Lebon
	Name:	Marguerite L. Lebon
	Title:	Vice President

By:	/s/ Laurent Vanderzyppe
	Name:	Laurent Vanderzyppe
	Title:	Managing Director

[Signature Page to Amendment No. 1]

Name of Lender:

CITIBANK, N.A.

By:	/s/ Peter C. Bickford
	Name:	Peter C. Bickford
	Title:	Vice President & Managing Director

[Signature Page to Amendment No. 1]

Name of Lender:

Commerzbank AG, New York and Grand Cayman Branch

By:	/s/ Michael McCarthy
	Name:	Michael McCarthy
	Title:	Managing Director

For Lenders requiring a second signature:

By:	/s/ Paul Vedova
	Name:	Paul Vedova
	Title:	Vice President

[Signature Page to Amendment No. 1]

Name of Lender:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/S/ Doreen Barr
	Name:	Doreen Barr
	Title:	Director

For Lenders requiring a second signature:

By:	/s/ Michael D. Spaight
	Name:	Michael D. Spaight
	Title:	Associate

[Signature Page to Amendment No. 1]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

For Lenders requiring a second signature:

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

[Signature Page to Amendment No. 1]

Goldman Sachs Bank USA:

By:	/s/ Michelle Latzoni
	Name:	Michelle Latzoni
	Title:	Authorized Signatory

[Signature Page to Amendment No. 1]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Kristen M. Murphy
	Name:	Kristen M. Murphy
	Title:	Vice President

[Signature Page to Amendment No. 1]

Name of Lender:

KeyBank National Association

By:	/s/ Suzannah Valdivia
	Name:	Suzannah Valdivia
	Title:	Vice President

For Lenders requiring a second signature:

By:
Name:
Title:

[Signature Page to Amendment No. 1]

Name of Lender:

LLOYDS TSB BANK PLC

By:	/s/ Dennis McClellan
	Name:	Dennis McClellan
	Title:	Assistant Vice President — M040

For Lenders requiring a second signature:

By:	/s/ Julia R. Franklin
	Name:	Julia R. Franklin
	Title:	Vice President — F014

[Signature Page to Amendment No. 1]

The Northern Trust Company

By:	/s/ Chris McKean
	Name:	Chris McKean
	Title:	SVP

For Lenders requiring a second signature:

By:
Name:
Title:

[Signature Page to Amendment No. 1]

The Royal Bank of Scotland plc

By:	/s/ Joseph W. Lux
	Name:	Joseph W. Lux
	Title:	Managing Director

For Lenders requiring a second signature:

By:
Name:
Title:

[Signature Page to Amendment No. 1]

Name of Lender:

U.S. Bank National Association

By:	/s/ Inna Kotsubey
	Name:	Inna Kotsubey
	Title:	Vice President

For Lenders requiring a second signature:

By:
Name:
Title:

[Signature Page to Amendment No. 1]

Name of Lender: Wells Fargo Bank, N.A.

By:	/s/ Jennifer Guinan
	Name:	Jennifer Guinan
	Title:	Assistant Vice President

[Signature Page to Amendment No. 1]

ANNEX A

FORM OF CREDIT AGREEMENT

(to be attached)

EXECUTION VERSION

Published CUSIP Number 03739XAR0

$450,000,000

TERM CREDIT AGREEMENT

Dated as of June 15, 2011

AMONG

AON CORPORATION,

as Borrower,

THE LENDERS,

BANK OF AMERICA, N.A.

as Administrative Agent,

MORGAN STANLEY SENIOR FUNDING, INC.

as Syndication Agent

and

CITIGROUP GLOBAL MARKETS, INC., CREDIT SUISSE AG,
DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA,
THE ROYAL BANK OF SCOTLAND PLC and WELLS FARGO BANK, N.A.

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

and

CITIGROUP GLOBAL MARKETS, INC., CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA,
RBS SECURITIES INC. and WELLS FARGO SECURITIES, LLC

as Co-Arrangers

This Credit Agreement is a composite copy reflecting Amendment No. 1 dated March 30, 2012.

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Section 10.04 . Reliance by Administrative Agent	54
Section 10.05 . Delegation of Duties	54
Section 10.06 . Resignation of Administrative Agent	54
Section 10.07 . Non-Reliance on Administrative Agent and Other Lenders	55
Section 10.08 . No Other Duties, Etc.	56

ARTICLE 11
SETOFF; RATABLE PAYMENTS

Section 11.01 . Setoff	57
Section 11.02 . Ratable Payments	57

ARTICLE 12
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01 . Successors and Assigns	57
Section 12.02 . Participations	58
Section 12.03 . Assignments	59
Section 12.04 . Dissemination of Information	60
Section 12.05 . Tax Treatment	60

ARTICLE 13
NOTICES

Section 13.01 . Giving Notice	60
Section 13.02 . Change of Address	62

ARTICLE 14
COUNTERPARTS

ARTICLE 15
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.01 . CHOICE OF LAW	62
Section 15.02 . CONSENT TO JURISDICTION	62
Section 15.03 . WAIVER OF JURY TRIAL	63
Section 15.04 . Agent for Service of Process	63

ARTICLE 16
GUARANTY

Section 16.01 . Guaranty	63
Section 16.02 . Guaranty Absolute	63
Section 16.03 . Rights Of Lenders	64
Section 16.04 . Certain Waivers and Acknowledgements	65

Section 16.05 . Obligations Independent	65
Section 16.06 . Subrogation	65
Section 16.07 . Termination; Reinstatement	66
Section 16.08 . Stay Of Acceleration	66
Section 16.09 . Condition Of Borrower	66
Section 16.10 . Guaranty Supplements	66

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Schedules

Pricing Schedule
Schedule 1.01	Commitments
Schedule 5.21	Foreign Corrupt Practices Act Matters
Schedule 6.19(e)	Existing Indebtedness

Exhibits

Exhibit A	Form Note
Exhibit B	Form Compliance Certificate
Exhibit C	Form Assignment Agreement

TERM CREDIT AGREEMENT

This Term Credit Agreement, dated as of June 15, 2011, is among Aon Corporation, a Delaware corporation, Aon plc, a public limited liability company incorporated under English law, the Lenders (as defined below), and Bank of America N.A., as Administrative Agent.

R E C I T A L S:

A.            In connection with the Closing Date Transactions (as defined below), the Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $450,000,000; and

B.            The Lenders are willing to extend such financial accommodations on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01.  Definitions.  As used in this Agreement:

“Activities” is defined in Section 10.02(b).

“Administrative Agent” means Bank of America, N.A. in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form provided by the Administrative Agent which shall include, without limitation, a designation by the assignee of one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent or its Subsidiaries, related parties or securities) will be made available, who will comply with Section 9.11 of this Agreement and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

“Advance” means a borrowing of Loans, (a) advanced by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.19.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means the Administrative Agent, any Arranger, the Syndication Agent, the Co-Documentation Agents and each Co-Arranger and “Agents” means all of them.

“Agent’s Group” is defined in Section 10.02(b).

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.  The initial Aggregate Commitment is $450,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Term Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 4.01(m).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Eurodollar Base Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, as the case may be.

“Alternate Base Rate Advance” means an Advance which bears interest determined by reference to the Alternate Base Rate.

“Alternate Base Rate Loan” means a Loan which bears interest determined by reference to the Alternate Base Rate.

“Amendment No. 1” means Amendment No. 1 dated March 30, 2012 to the Credit Agreement.

“Amendment No. 1 Effective Date” means the date on which Amendment No. 1 becomes effective pursuant to Section 4 thereof, which date is April 2, 2012.

“Aon Intermediate” means Aon Holdings LLC, a Delaware limited liability company, and its successors and permitted assigns.

“Applicable Margin” means, (a) with respect to Alternate Base Rate Advances, the percentage rate per annum which is applicable at such time with respect to Alternate Base Rate Advances as set forth in the Pricing Schedule and (b) with respect to Eurodollar Advances, the percentage rate per annum which is applicable at such time with respect to Eurodollar Advances as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. and their respective successors, in their capacity as “Joint Lead Arrangers”.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the president, chief financial officer, treasurer or vice-president and controller of the Parent or the Borrower, as applicable, acting singly.

“Borrower” means Aon Corporation, a Delaware corporation, and its successors and permitted assigns.

“Borrower Debt Rating” means the senior unsecured long-term debt (without third party credit enhancement) rating of the Borrower as most recently announced publicly by a rating agency identified on the Pricing Schedule.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.08.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.11, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Parent, (b) during any period of 25 consecutive calendar months, commencing on the Amendment No. 1 Effective Date, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Parent or the Borrower on the first day of each such period or (ii) subsequently became directors of the Parent or the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Parent or the Borrower, respectively, to constitute a majority of the board of directors of the Parent or the Borrower, respectively, or (c) the Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of the Parent.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental or quasi-governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental or quasi-governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.01 have been satisfied or waived.

“Closing Date Transactions” means the execution, delivery and performance on the Closing Date of this Agreement, including the funding of the Loans hereunder and the application of the proceeds thereof.

“Co-Arrangers” means Citigroup Global Markets, Inc. Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, RBS Securities Inc. and Wells Fargo Securities, LLC (or, in each case, their respective successors), in their collective capacity as “Co-Arrangers”.

“Co-Documentation Agents” means Citigroup Global Markets, Inc., Credit Suisse AG, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, The Royal Bank of Scotland plc and Wells Fargo Bank, N.A. (or, in each case, their respective Affiliates and successors), in their collective capacity as “Co-Documentation Agents”.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate outstanding amount not exceeding the amount set forth opposite its name on Schedule 1.01 hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.03(b) or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Letter” means that Commitment Letter dated as of May 19, 2011 from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. to the Borrower.

“Communications” is defined in Section 13.01.

“Condemnation” is defined in Section 7.01(h).

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Borrower dated May 2011.

“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Parent and its Subsidiaries (or, when used with respect to any other Person, such Person and its Subsidiaries) in accordance with generally accepted accounting principles.

“Consolidated Adjusted EBITDA” means, for any Measurement Period, Consolidated Net Income for such period plus, (a) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) the Transaction Costs and (vii) non recurring cash charges incurred for such period in connection with the Merger (as defined in the Existing Credit Agreement) in an amount not to exceed $50,000,000 in the aggregate for the period beginning on the Effective Date (as defined in the Existing Credit Agreement) and through the term of this Agreement minus (b) to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Parent and its

Subsidiaries on a consolidated basis; provided that, notwithstanding the foregoing provisions of this definition, no amounts shall be added pursuant to clauses (i) through (v) for any losses, costs, expenses or other charges resulting from the settlement of any Disclosed Claims or any payments in respect of any judgments or other orders thereon or any restructuring or other charges in connection therewith or relating thereto; provided further that, for purposes of Section 6.17(b) only, if any acquisition occurs during a Measurement Period, Consolidated Adjusted EBITDA for such Measurement Period shall be calculated on a pro forma basis giving effect to any one or more of such acquisitions if the Company in its discretion shall so elect.

“Consolidated Funded Debt” means, without duplication, (i) all Indebtedness of the Parent and its Subsidiaries of the types described in clauses (a), (b), (c), (d) and (e) of the definition of Indebtedness (excluding, for purposes of clauses (b) and (c), any leases that constitute operating leases in accordance with Agreement Accounting Principles), and (ii) all Indebtedness of the Parent and its Subsidiaries of the type described in clause (j) of the definition of Indebtedness with respect to Indebtedness of the types described in clause (i) above, calculated on a Consolidated basis.

“Consolidated Interest Expense” means, for any Measurement Period, the interest expense of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of Consolidated Funded Debt at such date to Consolidated Adjusted EBITDA for such Measurement Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means, at any date of determination, the consolidated common stockholders’ equity of the Parent and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take or pay contract or application for a Letter of Credit.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, any Loan Party or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.09.

“Credit Extension” means the making of an Advance hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, administration or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article 7.

“Defaulting Lender” has the meaning specified in Section 2.19.

“Disclosed Claims” means any litigation, proceeding or investigation disclosed in the Borrower’s annual report on Form 10-K for the year ended December 31, 2011.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction), in each case for consideration in any single transaction or series of related transactions in excess of $25,000,000 (as determined reasonably in good faith by the Parent), by any Person of any Property (including any equity interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith) of such Person (or the granting of any option or other right to do any of the foregoing).

“Environmental Laws” is defined in Section 5.15.

“Environmental Liability” has the meaning specified in Section 9.06(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Euro Facility” means the €650,000,000 Facility Agreement dated as of October 15, 2010 by and among the Borrower, the Subsidiaries of the Borrower party thereto, Citibank International plc, as agent, and the financial institutions parties thereto as lenders, as amended on July 18, 2011 and amended and restated pursuant to the Amendment and Restatement Agreement dated as of March 30, 2012, as the same may be further supplemented, modified and amended from time to time, provided that, in each case, the principal amount of the credit committed thereunder is not increased without the consent of the Required Lenders except as contemplated by Section 6.19(b).  References to any specific section of the Euro Facility shall be deemed to refer to the corresponding provision in the Euro Facility as modified, amended, renewed or refinanced from time to time.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the Interest Period applicable to such Eurodollar Advance, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters LIBOR01 Page as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters LIBOR01 Page is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which the Administrative Agent offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of the Administrative Agent’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin for Eurodollar Advances.

“Excluded Taxes” means, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the $1,000,000,000 Three-Year Term Credit Agreement dated as of August 13, 2010 among the Borrower, Credit Suisse AG, as agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.  References to any specific section of the Existing Credit Agreement shall be deemed to refer to the corresponding provision in the Existing Credit Agreement as modified, amended, renewed or refinanced from time to time.

“FATCA” means Section 1471 through 1474 of the Code, as in effect on the date hereof, and any applicable Treasury regulations or published administrative guidance promulgated thereunder.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” means the Fee Letter dated as of May 19, 2011 from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. to the Borrower.

“Financial Statements” is defined in Section 4.01(m).

“Fiscal Quarter” means each of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period ending December 31 of each year.

“Foreign Corrupt Practices Act” is defined in Section 5.21.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Target Attainment Percentage” has the meaning set forth in Section 430(d)(2) of the Code or Section 303(d)(2) of ERISA.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including, without limitation, any court or tribunal and any board of insurance, insurance department or insurance commissioner) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Guarantor” means, collectively, (x) the Parent and (y) any Subsidiary that shall have executed and delivered a Guaranty Supplement to the Administrative Agent (it being understood that in no event shall Market Mergeco Inc., a Delaware corporation, be a Guarantor).

“Guaranty” means the Guaranty made by the Parent set forth in Article 16 of this Agreement together with each Guaranty Supplement.

“Guaranty Supplement” means a joinder agreement to the Guaranty set forth in Article 16 or a guaranty supplement, in each case in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a Subsidiary and providing for such Subsidiary’s guaranty of the other Loan Parties’ Obligations under the Loan Documents.

“Hazardous Materials” is defined in Section 5.15.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Immaterial Subsidiaries” means one or more Subsidiaries of the Parent, the Consolidated total assets, Consolidated revenues and Consolidated net operating income of which, in the aggregate, do not exceed three percent (3%) of the Consolidated total assets, Consolidated revenues and Consolidated net operating income, respectively, of the Parent and its Subsidiaries, in each case determined as of the end, or for, as the case may be, the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b); provided that in no case shall the Borrower or any Intermediate Holding Company be deemed an Immaterial Subsidiary.

“Indebtedness” of a Person means, without duplication, (a) such Person’s obligations for borrowed money, (b) obligations of such Person representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) such Person’s obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) such Person’s obligations which are evidenced by bonds, notes, debentures, acceptances, or similar instruments, (e) Capitalized Lease Obligations of such Person, (f) Contingent Obligations of such Person, (g) obligations, contingent or otherwise, for which such Person is obligated pursuant to or in respect of Letters of Credit or bankers’ acceptances, (h) such Person’s obligations under Hedging Agreements to the extent required to be reflected on a balance sheet of such Person, (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person, and (j) all Indebtedness and other obligations referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness or other obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person or payable out of the proceeds or production from property of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other obligations.

“Information” is defined in Section 9.11.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  An Interest Period of one, two, three or six months shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Intermediate Holding Company” means any Subsidiary of the Parent that is a direct or indirect owner of equity in the Borrower.

“Judgment Currency” is defined in Section 9.14.

“Knowledge” means the actual knowledge of any fact, circumstance or condition of any officer of the Parent or the Borrower.

“Law” means any Federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule or regulation.

“Lender Appointment Period” is defined in Section 10.06.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office or branch of such Lender or the Administrative Agent listed on the signature pages hereof, on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article 2 (or any conversion or continuation thereof).

“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.13 and the other documents and agreements contemplated hereby and executed by any Loan Party in favor of the Administrative Agent or any Lender.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning assigned to that term under Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), performance or results of operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Maturity Date” means October 1, 2013.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Parent ending on or prior to such date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” is defined in Section 3.05(d).

“Note” is defined in Section 2.13.

“Notice” is defined in Section 13.01.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” means the Term Credit Agreement dated as of June 15, 2011 among the Borrower, the Lenders party thereto and the Administrative Agent.

“Other Currency” is defined in Section 9.14.

“Other Taxes” is defined in Section 3.05(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

“Parent” means Aon plc (formerly known as Aon Global Limited), a public limited liability company incorporated under English law, and its successors and permitted assigns.

“Participants” is defined in Section 12.02.

“Payment Date” means the last Business Day of each March, June, September and December, commencing with September 30, 2011.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted UK Defined Benefit Pension Plan” means each of:

(a) Aon Alexander & Alexander UK Pension Scheme; Aon Bain Hogg Pension Scheme; Aon Minet Group Pension & Life Assurance Scheme; Aon UK Pension Scheme; Aon McMillen Pension Scheme; and Jenner Fenton Slade 1980 Pension Scheme (in each case, as amended from time to time);

(b) any occupational pension scheme (a “Former Plan”) as to which, as of the Amendment No. 1 Effective Date, (i) a transfer payment representing all of the assets and liabilities of the Former Plan has been made to one of the plans listed in (a) above, (ii) all of the liabilities of the Former Plan have been secured by annuities, or (iii) a transfer payment representing assets and liabilities of the Former Plan has been made to one of the plans listed in (a) above and all of the remaining liabilities of the Former Plan have been secured by annuities, and, in each case, the Former Plan has been wound up; and

(c)           any new occupational pension scheme established after the Amendment No. 1 Effective Date solely for the purpose of receiving a transfer payment or payments representing the whole or part of the assets and liabilities of any one or more of the plans listed in (a) above.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under

Section 412 of the Code, as to which the Parent or any member of the Controlled Group may have any liability.

“Platform” is defined in Section 13.01.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means mean the rate of interest per annum announced from time to time by Bank of America, N.A. (or any successor to Bank of America, N.A. in its capacity as Administrative Agent) as its “prime rate”.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Process Agent” is defined in Section 15.04.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“pro rata” means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender’s pro rata share or portion based on its percentage of the Aggregate Commitment or if the Aggregate Commitment has been terminated, its percentage of the Aggregate Outstanding Credit Exposure.

“Purchasers” is defined in Section 12.03.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to depositary institutions.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks and certain other Persons for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System and certain other Persons.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective partners, directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.  “Released” shall have a corresponding meaning.

“Reorganization” means the merger and corporate reorganization described in Form S-4 filed by the Parent on January 13, 2012, as amended by Amendment No. 1 filed by the Parent on February 6, 2012, including the Agreement and Plan of Merger and Reorganization attached as Annex A thereto.

“Repayment Date” is defined in Section 2.02.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time Outstanding Credit Exposure of such Lender at such time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Revolving Credit Facility” means the $400,000,000 Five-Year Credit Agreement dated as of March 20, 2012 among the Borrower, Citibank, N.A., as agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.  References to any specific section of the Revolving Credit Facility shall be deemed to refer to the corresponding provision in the Revolving Credit Facility as modified, amended, renewed or refinanced from time to time.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan other than a Multiemployer Plan.

“Solvent” and “Solvency” mean, with respect to the Borrower and its Subsidiaries, on a consolidated basis, on any date of determination, that on such date (a) the Fair Value (as defined below) of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its

Subsidiaries, on a consolidated basis, (b) the Present Fair Salable Value (as defined below) of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, (d) the Borrower and its Subsidiaries are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower’s and its Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Borrower and its Subsidiaries are engaged in on the date hereof, and (e) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.  For the purpose hereof, “Fair Value” means the amount at which the aggregate assets of the Borrower and its Subsidiaries would change hands between a willing buyer and a willing seller within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both.  “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Borrower and its Subsidiaries are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Substantial Portion” means, with respect to the Property of the Parent and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Parent and its Subsidiaries, as would be shown in the consolidated financial statements of the Parent and its Subsidiaries as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Parent and its Subsidiaries for the 12-month period ending as of the end of the quarter next preceding the date of determination.

“Syndication Agent” means Morgan Stanley Senior Funding, Inc. and its successors, in its capacity as “Syndication Agent”.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Event” means, with respect to any Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Parent or any other member of the Controlled Group from such Plan during a plan year in which the Parent or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met, (d) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA), (e) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (f) the institution by the PBGC of proceedings to terminate such Plan or (g) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Transaction Costs” means fees and expenses in an aggregate amount not to exceed $50,000,000 in connection with the Transactions (as defined under the Existing Credit Agreement).

“Transferee” is defined in Section 12.04.

“Type” means, with respect to any Advance, its nature as an Alternate Base Rate Advance or a Eurodollar Advance.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.  L.  No.  107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture, limited liability company or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise provided, all references herein to a “Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary of the Parent.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  In computations of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

ARTICLE 2
THE CREDITS

SECTION 2.01.  Commitment.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower on the Closing Date in a principal amount equal to its Commitment.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02.  Required Payments.

(a)         The Borrower shall, on the dates set forth below (each such date, a “Repayment Date”) pay to the Administrative Agent, for the account of the Lenders, the amount set forth below (which installments shall be adjusted from time to time pursuant to Section 2.07), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Date	Amortization Amount
September 30, 2011	$11,250,000
December 30, 2011	$11,250,000
March 30, 2012	$11,250,000
June 29, 2012	$11,250,000
September 28, 2012	$11,250,000
December 31, 2012	$11,250,000
March 29, 2013	$11,250,000
June 28, 2013	$11,250,000

(b)         All unpaid Obligations shall be paid in full by the Borrower on the Maturity Date.

SECTION 2.03.  [RESERVED]

SECTION 2.04.  Types of Advances.  The Advances may be Alternate Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.08 and Section 2.09.

SECTION 2.05.  Termination of Commitments.  All Commitments shall automatically terminate after giving effect to the Advances on the Closing Date.

SECTION 2.06.  Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that in no event shall more than six (6) Eurodollar Advances be permitted to be outstanding at any time.

SECTION 2.07.  Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances upon notice to the Administrative Agent by 11:00 a.m. (New York time) on the Business Day of the proposed prepayment.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.04 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of an outstanding Eurodollar Advance, upon three (3) Business Days’ prior notice to the Administrative Agent.  Prepayments shall be applied to scheduled amortization of the Loans as directed by the Borrower.

SECTION 2.08.  Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) on the Business Day prior to the Closing Date of each Alternate Base Rate Advance and at least three (3) Business Days before the Closing Date for each Eurodollar Advance, specifying:

(a)         the Borrowing Date of such Advance, which shall be the Closing Date and a Business Day;

(b)         the aggregate amount of such Advance;

(c)         the Type of Advance selected; and

(d)         in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 11:00 a.m. (New York time) on the Closing Date, each Lender shall make available its Loan or Loans, in funds immediately available in New York, to the Administrative Agent at its address specified pursuant to Article 13.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

SECTION 2.09.   Conversion and Continuation of Outstanding Advances.  Each Alternate Base Rate Advance shall continue as an Alternate Base Rate Advance unless and until such Alternate Base Rate Advance is converted into a Eurodollar Advance pursuant to this Section 2.09 or is repaid in accordance with Section 2.02 or Section 2.07.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into an Alternate Base Rate Advance unless (a) such Eurodollar Advance is or was repaid in accordance with Section 2.02 or Section 2.07 or (b) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continues as a Eurodollar Advance for the same or another Interest Period (or, if no Interest Period is specified in such Conversion/Continuation Notice, continuation shall be for a one (1) month Interest Period).  Subject to the terms of Section 2.06, the Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Advance into a Eurodollar Advance.  Subject to the payment of any funding indemnification amounts required by Section 3.04, the Borrower may elect from time to time to convert all or any part of a Eurodollar Advance into an Alternate Base Rate Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each (x) conversion of an Alternate Base Rate Advance into a Eurodollar Advance or the continuation of a Eurodollar Advance as a new Eurodollar Advance not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation and (y) conversion of a Eurodollar Advance into an Alternate Base Rate Advance, not later than 11:00 a.m. (New York time) on the date of the requested conversion, in each case specifying:

(a)         the requested date of such conversion or continuation, which shall be a Business Day;

(b)         the aggregate amount and Type of the Advance which is to be converted or continued; and

(c)         the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto, which shall end on or prior to the Maturity Date.

SECTION 2.10.  Interest Rate, Etc.  Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into an Alternate Base Rate Advance pursuant to Section 2.09, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.09 hereof, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin with respect to Alternate Base Rate Advances, in each case for such day.  Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Section 2.08 and Section 2.09 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Maturity Date.

SECTION 2.11.  Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.08 or Section 2.09, no Advance may be made as, converted into or continued as a Eurodollar Advance (except with the consent of the Administrative Agent and the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.02 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the Eurodollar Rate otherwise applicable to such Interest Period plus 2% per annum and (b) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin for Alternate Base Rate Advances plus 2% per annum provided that, during the continuance of a Default under Section 7.01(f) or Section 7.01(g), the interest rates set forth in clauses (a) and (b) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

SECTION 2.12.  Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (New York time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders entitled to such payments.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

SECTION 2.13.  Noteless Agreement; Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)         The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)         The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)         Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit A (including any amendment, modification, renewal or replacement thereof, a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.03) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.03, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.  Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of such Lender’s Note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

SECTION 2.14.  Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically; provided that the Borrower delivers promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

SECTION 2.15.  Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which an Alternate Base Rate Advance is prepaid (with respect to the principal so prepaid), whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid (with respect to the principal so prepaid), whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest with respect to Eurodollar Loans and Alternate Base Rate Loans for which interest is not determined by reference to the Prime Rate shall be calculated for actual days elapsed on the basis of a 360 day year.  Interest with respect to Alternate Base Rate Loans for which interest is determined by reference to the Prime Rate shall be calculated for the actual days elapsed on the basis of a 365 or 366 day year, as applicable.  Interest shall be payable for the day an Advance is made but not for the day of any payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

SECTION 2.16.  Notification of Advances, Interest Rates and Prepayments.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the Eurodollar Rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

SECTION 2.17.  Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it will be issued by it and for whose account Loan payments are to be made.

SECTION 2.18.  Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

SECTION 2.19.  Replacement of Lender.  If (a) the Borrower is required pursuant to Section 3.01, 3.02 or 3.05 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Alternate Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.03, or (c) any Lender is a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective or such Lender continues to be a Defaulting Lender, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances at par and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.03 applicable to assignments, and (ii) the Borrower and/or the assignee shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Section 3.01, 3.02 and 3.05, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.04 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.  For purposes hereof, “Defaulting Lender” means a Lender that has (i) defaulted in its obligation to fund any Loan within two Business Days after the date required to be funded by it unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) has (or whose parent company has) become the subject of a bankruptcy or insolvency proceeding or has had a receiver or conservator appointed with respect to such Lender (or such Lender’s parent company) at the direction or request of any regulatory agency or authority (or similar regulatory action has been taken with respect to such Lender or parent company of such Lender, provided that a Lender shall not become a Defaulting Lender solely as a result of either (1) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender by a Governmental Authority or an instrumentality thereof or (2) the exercise of control over such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof incident to such ownership interest.

ARTICLE 3
YIELD PROTECTION; TAXES

SECTION 3.01.  Yield Protection.  If any Change in Law

(a)         subjects any Lender or any applicable Lending Installation to any Taxes or Other Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(b)         imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)         imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans, held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans, then, within fifteen (15) days of demand by such Lender as provided in Section 3.06, the Borrower shall pay such

Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

SECTION 3.02.  Changes in Capital Adequacy Regulations.  If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within fifteen (15) days of demand by such Lender as provided in Section 3.06, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement or its Outstanding Credit Exposure (after taking into account such Lender’s policies as to capital adequacy).

SECTION 3.03.  Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, interpretation or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to Eurodollar Advances does not accurately or fairly reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Alternate Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.04.

SECTION 3.04.  Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date prior to the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

SECTION 3.05.  Taxes.  (a)  Subject to applicable law, all payments by the Borrower or any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  Subject to subsection (e) below and Section 3.06, if the Borrower or any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.05) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions, (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower or such Loan Party shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof, or other evidence reasonably acceptable to the Administrative Agent, within thirty (30) days after such payment is made.

(b)         In addition, the Borrower and each Loan Party hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c)         The Borrower and each Loan Party do hereby agree to, jointly and severally,  indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.05) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.06.

(d)         Each Lender that is not incorporated or otherwise organized under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date of this Agreement (or, in the case of a Lender who becomes a party hereto after the date of this Agreement, the date it becomes a party hereto), deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or W-8IMY (and any required attachments), certifying in either case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes.  Each Non-U.S. Lender further undertakes, to the extent lawful at such time, to deliver to each of the Borrower and the Administrative Agent (i) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be required by applicable law or otherwise reasonably requested by the Borrower or the Administrative Agent.  In addition, each Non-US Lender shall deliver to the Administrative Agent and the Borrower any documents as shall be prescribed by applicable law or otherwise reasonably requested to demonstrate that payments to such Lender under this Agreement and the other Loan Documents are exempt from any United States federal withholding tax imposed pursuant to FATCA.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments of interest under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred after the date it became a Lender hereunder and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments of interest without any deduction or withholding of United States federal income tax.  For purposes of this Section 3.05(d), each change of a Lender’s Lending Installation in accordance with Section 2.17 shall be treated as though such Lending Installation became a party hereto on the date of such change of Lending Installation.

(e)         For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form or other document pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form or other document originally was required to be provided), such Non-U.S. Lender shall not be entitled to additional payments or indemnification under this Section 3.05 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form or other document required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)         Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)         Each Lender that is not a Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(h)         If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason not caused by or constituting gross negligence or willful misconduct of the Administrative Agent), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all reasonable costs and expenses related thereto (including reasonable attorneys’ fees and reasonable time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.05(h) shall survive the payment of the Obligations and termination of this Agreement.

SECTION 3.06.  Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Loan Parties to such Lender under Sections 3.01, 3.02 and 3.05 or to avoid the unavailability of Eurodollar Advances under Section 3.03, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.01, 3.02, 3.04 or 3.05.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  If any Lender fails to deliver such written statement within 180 days after the date on which the Lender becomes aware of the event or occurrence giving rise to such claim, the Loan Parties shall have no obligation to reimburse, compensate or indemnify such Lender with respect to any such claim under this Article 3 for any period more than 180 days before the date on which such statement is delivered.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Section 3.01, 3.02, 3.04 and 3.05 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4
CONDITIONS PRECEDENT

SECTION 4.01.  Effectiveness.  This Agreement shall not become effective and the Lenders shall not be required to make any Credit Extension unless and until the Borrower has furnished the following to the Administrative Agent with sufficient copies for the Lenders and the other conditions precedent set forth below have been satisfied:

(a)         Charter Documents; Good Standing Certificates.  Copies of the certificate of incorporation of the Borrower, together with all amendments thereto, both certified by the appropriate governmental officer in its jurisdiction of incorporation, together with a good standing certificate issued by the Secretary of State of the jurisdiction of its incorporation and such other jurisdictions as shall be requested by the Administrative Agent.

(b)         By-Laws and Resolutions.  Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions authorizing the execution, delivery and performance of the Loan Documents.

(c)         Secretary’s Certificate.  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d)         Legal Opinions of Counsel to Borrower.  Written opinions of (i) internal counsel to the Borrower and (ii) Sidley Austin LLP, special counsel to the Borrower, addressed to the Administrative Agent and the Lenders in customary form.

(e)         Notes.  Any Notes requested by a Lender pursuant to Section 2.13 not less than two (2) Business Days prior to the Closing Date payable to the order of each such requesting Lender.

(f)         Loan Documents.  Executed originals of this Agreement and each of the other Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

(g)         Payment of Fees.  The Lenders and the Agents shall have received all fees and expenses required to be paid on or prior to the Closing Date (including pursuant to the Commitment Letter and the Fee Letter) and, with regard to expenses, for which invoices have been presented to the Borrower not less than one Business Day prior to the Closing Date.

(h)         USA PATRIOT Act.  The Lenders shall have received, to the extent requested by the Lenders at least 5 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; provided that if any such request was received by the Borrower at least 10 Business Days prior to the Closing Date, the Borrower shall have provided such documents and other information at least 5 Business Days prior to the Closing Date.

(i)          Defaults.  There exists no Default or Unmatured Default and none would result from such Credit Extension.

(j)          Representations and Warranties.  (i) The representations and warranties set forth in Article 5 of the Original Credit Agreement shall be true and correct in all material respects on the Closing Date after giving effect to the Closing Date Transactions.

(k)         Borrowing Notice.  A Borrowing Notice shall have been properly submitted.  Such Borrowing Notice shall constitute a representation and warranty by the Borrower that the conditions contained in this Section 4.01 have been satisfied.

(l)          Repayment of Existing Credit Agreement.  All indebtedness of the Borrower for credit extended under the Existing Credit Agreement shall have been (or substantially simultaneously with the closing of this Agreement shall be) repaid and discharged in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof discharged and released.

(m)       Financial Statements.  The Borrower shall have furnished to the Administrative Agent the unaudited financial statements of the Borrower and its Subsidiaries for each fiscal quarter ended during the period commencing January 1, 2011 and ending at least 40 days prior to the Closing Date (collectively the “Financial Statements”).

(n)         Solvency Certificate.  The Arrangers shall have received a certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Arrangers (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing, such opinion to be in form and substance reasonably satisfactory to the Arrangers) certifying that the Borrower and its Subsidiaries, on a consolidated basis immediately after giving effect to the Closing Date Transactions and the other transactions contemplated hereby to occur on the Closing Date (including without limitation, the funding of the Loans hereunder on the Closing Date and the application of the proceeds thereof), are Solvent.

(o)         Material Adverse Effect.  Since December 31, 2010, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)         Officer’s Certificate. Receipt by each Arranger of a certificate of an Authorized Officer of the Borrower certifying as to the matters set forth in paragraphs (i), (j), (l) and (o) above.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower represents and warrants to the Lenders on the Amendment No. 1 Effective Date that:

SECTION 5.01.  Corporate Existence and Standing.  Each of the Parent and its Subsidiaries (other than Immaterial Subsidiaries) (a) is duly organized and validly existing under the laws of its jurisdiction of organization and (b) is in good standing (or its equivalent, if any) under the laws of its jurisdiction of organization and is duly qualified and in good standing (or its equivalent, if any) and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where failure to be in such good standing (or the equivalent) or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.  Authorization and Validity.  Each Loan Party has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Loan Party of each of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings or other organizational action and such Loan Documents constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

SECTION 5.03.  Compliance with Laws and Contracts.  The Parent and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Neither (i)(A) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party or (B) the application of the proceeds of the Loans, nor (ii) compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulation U), order, writ, judgment, injunction, decree or award binding on the Parent or any Subsidiary or the Parent’s or any Subsidiary’s Organization Documents, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Parent or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by the Loan Documents) in, of or on the property of the Parent or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person (other than to the extent obtained and in full force and effect), in each case, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.  Governmental Consents.  No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the application of the proceeds of the Loans.  Neither the Parent nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Parent or such Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect.

SECTION 5.05.  Financial Statements.  Each of the most recent financial statements delivered pursuant to Section 6.01 on or prior to the Amendment No. 1 Effective Date was prepared in accordance with generally accepted accounting principles and fairly presents the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

SECTION 5.06.  Material Adverse Effect.  Since December 31, 2011, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07.  Taxes.  The Parent and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal, state and other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with generally accepted accounting principles and as to which no Lien exists.  As of the Amendment No. 1 Effective Date, the United States income tax returns of the Borrower on a consolidated basis have been audited by the Internal Revenue Service through its Fiscal Year ending December 31, 2008.  No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with generally accepted accounting principles.

SECTION 5.08.  Litigation and Contingent Obligations.  There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or affecting the Parent or any Subsidiary or any of their respective Properties that could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of any Credit Extensions under this Agreement, except for Disclosed Claims.

SECTION 5.09.  Employee Plans.  (a)  Neither the Parent nor any member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.  Each Plan complies in all material respects with its terms and with all applicable requirements of law and regulations.  Neither the Parent nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan which could reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the knowledge of Parent or the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Parent or any member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability.  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a Material Adverse Effect.

(b)            Except as could not reasonably be expected to have a Material Adverse Effect, neither the Parent nor any Subsidiary as of the Amendment No. 1 Effective Date is, or has at any

time in the six years prior to the Amendment No. 1 Effective Date been, (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of any occupational pension scheme which is not a money purchase scheme (as both such terms are defined in the Pension Schemes Act 1993), is not a Permitted UK Defined Benefit Pension Plan and is not a scheme within Section 38(1)(b) of the Pensions Act 2004 or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) of such an employer.  The present value of all accumulated benefit obligations under each Permitted UK Defined Benefit Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not exceed the fair market value of the assets of such Permitted UK Defined Benefit Pension Plan, in each case as of the date of the most recent financial statements prior to the Amendment No. 1 Effective Date reflecting such amounts, except where any underfunding of the Permitted UK Defined Benefit Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of such date would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Amendment No. 1 Effective Date, neither the Parent nor any Subsidiary has been issued with a contribution notice or financial support direction by the UK Pensions Regulator or received any warning notice from the UK Pensions Regulator relating to the issue of a contribution notice or financial support direction.

SECTION 5.10.  Defaults.  No Default or Unmatured Default has occurred and is continuing.

SECTION 5.11.  Regulation U.  Margin Stock constitutes less than 25% of those assets of the Parent and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.  Neither the Parent nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock.  No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U.  Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U.

SECTION 5.12.  Investment Company.  Neither the Parent nor any Subsidiary is, or after giving effect to any Advance will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.13.  Ownership of Properties.  As of the Amendment No. 1 Effective Date, after giving effect to the Reorganization, the Parent and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.12 or by any of the other Loan Documents, to all of the properties and assets reflected in the most recent financial statements delivered pursuant to Section 6.01 on or prior to the Amendment No. 1 Effective Date as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof.  The Parent and its Subsidiaries own or possess rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as currently conducted, and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.14.  Material Agreements.  Neither the Parent nor any Subsidiary is a party to any agreement or instrument or subject to any charter, Organization Document or other corporate (or other organizational) restriction which could reasonably be expected to have a Material Adverse Effect or which restricts or imposes conditions upon the ability of any Subsidiary (other than the Borrower) to (a) pay dividends or make other distributions on its capital stock, (b) make loans or advances to the Parent or (c) repay loans or advances from the Parent.  Neither the Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 5.15.  Environmental Laws.  There are no claims, investigations, litigation, administrative proceedings, notices, requests for information, whether pending or threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards (“Environmental Laws”) or relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof (“Hazardous Materials”) asserted against the Parent or any of its Subsidiaries which, in any case, could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any Subsidiary has caused or permitted any Hazardous Materials to be Released, either on or under real property, currently or formerly, legally or beneficially owned or operated by Parent or any Subsidiary or on or under real property to which the Parent or any of its Subsidiaries transported, arranged for the transport or disposal of, or disposed of Hazardous Materials, which Release could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16.  Insurance.  The Parent and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance on their Property in such amounts and covering such risks as is consistent with sound business practice.

SECTION 5.17.  Insurance Licenses.  No material license, permit or authorization of the Parent or any Subsidiary to engage in the business of insurance or insurance-related activities is the subject of a proceeding for suspension or revocation, except where such suspension or revocation would not individually or in the aggregate have a Material Adverse Effect.

SECTION 5.18.  Disclosure.  As of the date hereof, none of the (a) information, exhibits or reports furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents (including for the avoidance of doubt the Confidential Information Memorandum but excluding any projections) or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement, as the case may be, when taken together, as of the date of its delivery, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  As of the date hereof, the projections that have been made available to the Administrative Agent or to any Lender by or on behalf of the Borrower or any Subsidiary have been prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Borrower (except as otherwise expressly disclosed in such projections) and upon assumptions that the Borrower believes to have been reasonable at the time made and at the time the related projections were made available to the Administrative Agent or to any Lender (it being understood that any such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that such projections will be realized and that actual results may differ from such projections and that such differences may be material).  As of the date hereof, there is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

SECTION 5.19.  Solvency.  The Borrower and its Subsidiaries, on a consolidated basis immediately after giving effect to the Closing Date Transactions and the other transactions contemplated hereby to occur on the Closing Date (including without limitation, the funding of the Loans hereunder on the Closing Date and the application of the proceeds thereof), are Solvent.

SECTION 5.20.  Senior Debt.  The Obligations hereunder constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under documentation governing subordinated Indebtedness permitted hereunder.

SECTION 5.21.  Foreign Corrupt Practices Act.  To the Knowledge of the Parent, as of the Amendment No. 1 Effective Date, it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments, (ii) except to the extent as could not reasonably be expected to have a Material Adverse Effect, between January 1, 2008 and the Amendment No. 1 Effective Date and except as listed on Schedule 5.21 hereto, the Parent has not been investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any violation by the Parent of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments and (iii) the Parent and its Subsidiaries have an operational Foreign Corrupt Practices Act/anticorruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by the Parent or such Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.

ARTICLE 6
COVENANTS

So long as any Loan shall remain unpaid, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01.  Financial Reporting.  The Parent will maintain, for itself and its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and will furnish to the Lenders:

(a)                          As soon as practicable and in any event within ninety (90) days after the close of each of its Fiscal Years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with generally accepted accounting principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows accompanied by (A) any management letter prepared by said accountants and (B) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(b)                         As soon as practicable and in any event within 45 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its president or chief financial officer.

(c)                          Together with the financial statements required by clauses (a) and (b) above, a certificate in substantially the form of Exhibit B hereto signed by the Parent’s president or chief financial officer (i) showing the calculations necessary to determine compliance with Section 6.12(j), 6.16(e), 6.17 and 6.19(g), provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Parent shall also provide, if necessary for the determination of compliance with Section 6.17, a statement of reconciliation conforming such financial statements to Agreement Accounting Principles, and (ii) stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d)                         Promptly upon learning thereof, notice that a Single Employer Plan of the Parent or any member of the Controlled Group is in “at risk” status within the meaning of Section 303 of ERISA or Section 430(i)(4) of the Code, and within 270 days after the close of each Fiscal Year, a statement of the Funded Target Attainment Percentage of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(e)                          As soon as possible and in any event within ten (10) days after the Parent or the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Parent, describing said Termination Event and the action which the Parent or the Borrower, as applicable, proposes to take with respect thereto; provided that no such notice shall be required to be given unless either (i) such Termination Event could reasonably be expected to result in liabilities of the Parent or any member of the Controlled Group in excess of $25,000,000 in the aggregate or (ii) the occurrence of such Termination Event would trigger a requirement to deliver notice under Section 6.1(e) of the Revolving Credit Facility or Section 20.7(b) of the Euro Facility.

(f)         As soon as possible and in any event within ten (10) days after the Parent learns thereof, notice of the assertion or commencement of any claims, action, suit or proceeding against or affecting the Parent or any Subsidiary which may reasonably be expected to have a Material Adverse Effect.

(g)        Promptly upon learning thereof, notice of any change in the credit rating of the Borrower’s senior unsecured long term debt by S&P or Moody’s.

(h)        Promptly upon the furnishing thereof to the shareholders of the Parent, copies of all financial statements, reports and proxy statements so furnished (or links to pages on the Parent’s website where such information may be accessed).

(i)         Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Parent or any of its Subsidiaries files with the Securities and Exchange Commission (or links to pages on the Parent’s website where such information may be accessed).

(j)         Such other information (including, without limitation, non financial information and information required under the USA PATRIOT Act) as the Administrative Agent or any Lender may from time to time reasonably request.

SECTION 6.02.  Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions, solely to (a) refinance all of the outstanding amounts under the Existing Credit Agreement and (b) to pay fees and expenses incurred in connection with the Closing Date Transactions.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances, whether directly or indirectly, (i) to purchase or carry any “margin stock” (as defined in Regulation U) or to finance the acquisition of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person or (ii) in violation of the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments.

SECTION 6.03.  Notice of Default.  The Parent will give prompt notice in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default and (b) any other event or development, financial or other, relating specifically to the Borrower or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.04.  Conduct of Business.  The Parent will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as is presently conducted by the Parent and its Subsidiaries, and will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) businesses in the same fields of enterprise as now conducted by the Parent and its Subsidiaries or (ii) businesses that are reasonably related or incidental thereto or that, in the judgment of the board of directors of the Parent, are reasonably expected to materially enhance the other businesses in which the Parent and its Subsidiaries are engaged, and (b) do all things necessary to remain duly organized, validly existing and in good standing (or its equivalent, if any) in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to be in such good standing (or the equivalent) or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.04 shall prohibit the dissolution or sale, transfer or other disposition of any Subsidiary that is not otherwise prohibited by this Agreement.

SECTION 6.05.  Taxes.  The Parent will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

SECTION 6.06.  Insurance.  The Parent will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Parent will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried.

SECTION 6.07.  Compliance with Laws.  The Parent will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08.  Maintenance of Properties.  The Parent will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

SECTION 6.09.  Inspection.  The Parent will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Parent and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Parent and each Subsidiary, and to discuss the affairs, finances and accounts of the Parent and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.  The Parent will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with generally accepted accounting principles consistently applied.

SECTION 6.10.  Capital Stock and Dividends.  So long as any Default or Unmatured Default has occurred and is continuing before or immediately after giving effect thereto, the Parent will not declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding.

SECTION 6.11.  Merger.  The Parent will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a wholly-owned Subsidiary (other than the Borrower) may merge into the Parent or any wholly-owned Subsidiary of the Parent, (b) the Parent or any Subsidiary may merge or consolidate with any other Person so long as, (i) in the case of a merger or consolidation to which the Borrower is a party, (A) the Borrower is the surviving corporation and (B) the Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia, (ii) in the case of a merger or consolidation to which any Guarantor is a party, such Guarantor is the surviving Person or the surviving Person shall expressly assume the obligations of such Guarantor in a manner reasonably acceptable to the Administrative Agent; provided that in the case of any merger or consolidation with the Borrower, the Borrower shall be the surviving corporation and remain organized under the laws of the United States, any state thereof or the District of Columbia and (iii) in the case of a merger or consolidation to which a Subsidiary is a party and to which a Loan Party is not a party, the surviving corporation is a Subsidiary, and in any such case, prior to and after giving effect to such merger or consolidation, no Default or Unmatured Default shall exist, (c) any Subsidiary may enter into a merger or consolidation as a means of effecting a disposition or acquisition which would not result in a Default or Unmatured Default and (d) the Reorganization may be consummated.

SECTION 6.12.  Liens.  The Parent will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Parent or any of its Subsidiaries, except:

(a)                          Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

(b)                         Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c)        Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)        Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Parent or the Subsidiaries;

(e)        Banker’s liens, rights of set-off or similar rights in favor of a depository institution with respect to deposit accounts maintained with a depository institution in the ordinary course of business and securing obligations with respect to the maintenance of such accounts (and in no event securing any Indebtedness or other obligations);

(f)         Any Lien arising by operation of law in the ordinary course of business in respect of any obligation which is less than sixty (60) days overdue or which is being contested in good faith and by appropriate means and for which adequate reserves have been made;

(g)        Liens created by any of the Parent or its Subsidiaries over deposits and investments in the ordinary course of such Person’s insurance and reinsurance business to comply with the requirements of any regulatory body of insurance or insurance brokerage business;

(h)        Any Liens arising for the benefit of a credit institution pursuant to Clause 24 General Banking Conditions of the Netherlands Bankers Association (Algemene Voorwaarden van de Nederlandse Vereniging van Banken) in respect of any bank account held with a credit institution in the Netherlands;

(i)         Liens over and limited to the balance of credit balances on bank accounts of the Parent and its Subsidiaries created in order to facilitate the operation of such bank accounts and other bank accounts of the Parent and its Subsidiaries on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes;

(j)         Other Liens securing an aggregate principal amount of obligations at no time exceeding an amount equal to ten percent (10%) of Consolidated Net Worth at such time.

SECTION 6.13.  Affiliates.  The Parent will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) for transactions between the Parent and any Wholly Owned Subsidiary of the Parent or between Wholly Owned Subsidiaries of the Parent, (b) in the ordinary course of business and pursuant to the reasonable requirements of the Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Parent or such Subsidiary than the Parent or such Subsidiary would obtain in a comparable arm’s length transaction or (c) in connection with the consummation of the Reorganization.

SECTION 6.14.  Change in Fiscal Year.  The Parent shall not change its Fiscal Year to end on any date other than December 31 of each year.

SECTION 6.15.  Restrictive Agreements.  The Parent (a) shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, directly or indirectly prohibits, or has the effect of prohibiting, or imposes materially adverse conditions upon, the ability of any Subsidiary (other than the Borrower) to (i) pay dividends or make other distributions on its capital stock to the Parent or any other Subsidiary, (ii) make loans or advances to the Parent or any other Subsidiary or (iii) repay loans or advances from the Parent or any other Subsidiary, except (A) restrictions and limitations imposed by Law or by the Loan Documents, (B) customary restrictions and limitations contained in agreements relating to the sale of a Subsidiary or its assets that is permitted hereunder, (C) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary becomes a Subsidiary not created in contemplation of or in connection with such Subsidiary becoming a Subsidiary (or any refinancing or amendment thereof that does not result in a materially more restrictive restriction or condition); provided that such restrictions and conditions apply only to such Subsidiary and its respective Subsidiaries, (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, customary restrictions and conditions imposed by its organizational documents or any joint venture or similar agreement and (E) any other restrictions that could not reasonably be expected to impair the Borrower’s ability to repay the Obligations as and when due and (b) shall comply with Section 6.15 of the Revolving Credit Facility and Section 22.16 of the Euro Facility, in each case as if references therein to the “Obligations”, were references to the Obligations, references to the “Loan Documents” or the “Finance Documents” were references to the Loan Documents and references to the “Advances” or the “Loans” were references to the Advances.

SECTION 6.16.  Dispositions.  The Parent will not make any Disposition or permit any Subsidiary to make any Disposition, except:

(a)                          Dispositions of inventory in the ordinary course of business;

(b)                         Dispositions of Property to the Parent or any Subsidiary of the Parent;

(c)                          Dispositions by Subsidiaries primarily engaged in insurance underwriting or related activities from their investment portfolios in the ordinary course of business;

(d)                         Dispositions of investments in cash equivalents in the usual course of treasury business; and

(e)                          Any other Disposition of Property which represents no more than 25% of the Consolidated assets of the Parent and its Subsidiaries as would be shown in the Consolidated financial statements of the Parent and its Subsidiaries as at the end of the quarter immediately preceding the date on which such determination is made, to any other Person(s) in any Fiscal Year.

SECTION 6.17.  Financial Covenants.

(a)                          Consolidated Adjusted EBITDA to Consolidated Interest Expense.  The Parent will maintain as of the last day of each Measurement Period a ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense of not less than 4.0 to 1.0.

(b)                         Consolidated Leverage Ratio.  The Parent will maintain as of the last day of each Measurement Period a Consolidated Leverage Ratio of not more than 3.0 to 1.0.

SECTION 6.18.  Employee Plans.  The Parent will (a) fulfill, and cause each member of the Controlled Group to fulfill, its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, (b) comply, and cause each member of the Controlled Group to comply, with all applicable provisions of ERISA and the Code with respect to each Plan, except where such failure or noncompliance individually or in the aggregate would not have a Material Adverse Effect and (c) not, and not permit any member of the Controlled Group to, (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in the foregoing clauses (i), (ii) or (iii) individually or in the aggregate would not have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Parent nor any Subsidiary will be (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of any occupational pension scheme which is not a money purchase scheme (as both such terms are defined in the Pension Schemes Act 1993), is not a Permitted UK Defined Benefit Pension Plan and is not a scheme within Section 38(1)(b) of the Pensions Act 2004 or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) of such an employer.

SECTION 6.19.  Indebtedness.  The Parent will not permit any Subsidiary other than the Borrower and any Intermediate Holding Company that is a Guarantor to create, incur, assume or suffer to exist any Indebtedness, except:

(a)                          Indebtedness under the Loan Documents;

(b)                         Indebtedness under the Euro Facility, and any renewal and refinancing thereof, provided (i) that the committed amount thereof is not increased to an aggregate amount greater than €850,000,000 and (ii) no other Subsidiary (other than a Subsidiary that becomes a borrower thereunder) becomes obligated in respect thereof;

(c)                          Indebtedness owed to the Parent or another Subsidiary of the Parent;

(d)         Indebtedness under performance bonds, surety bonds or letter of credit obligations to provide security under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, and bank overdrafts, in each case, incurred in the ordinary course of business;

(e)          Indebtedness of any Subsidiary existing as of the date hereof (other than Indebtedness described in clause (a) or (b) above) and listed on Schedule 6.19(e), and any renewal and refinancing thereof (including any other Subsidiary becoming a primary obligor in respect thereof); provided that the principal amount thereof is not increased;

(f)           Indebtedness under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; and

(g)          Other Indebtedness in an aggregate amount outstanding at any time not to exceed €1,500,000,000 minus the amount of Indebtedness then outstanding under the Euro Facility and any renewal or refinancing thereof.

SECTION 6.20.  Additional Guarantors.  If any Intermediate Holding Company provides a guarantee of the obligations of the Borrower under the Revolving Credit Facility or the Euro Facility, the Parent shall cause such Intermediate Holding Company to promptly, and within no later than 10 days thereafter, execute and deliver a Guaranty Supplement to the Administrative Agent.

ARTICLE 7
DEFAULTS

SECTION 7.01.  Defaults.  The occurrence of any one or more of the following events shall constitute a Default:

(a)         Any representation or warranty made or deemed made by or on behalf of the Parent or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made;

(b)         Nonpayment of any principal of any Loan when due or nonpayment of any interest upon any Loan or of any fee or obligation under any of the Loan Documents within three (3) Business Days after the same becomes due;

(c)          The breach by any Loan Party of any of the terms or provisions of Section 6.02, 6.03(a) or Section 6.10 through 6.19;

(d)         The breach by any Loan Party (other than a breach which constitutes a Default under clauses (a), (b) or (c) of this Section 7.01) of any of the terms or provisions of this

Agreement which is not remedied within twenty (20) days after written notice from the Administrative Agent or any Lender;

(e)          The failure of the Parent or any of its Subsidiaries to pay any Indebtedness aggregating in excess of $25,000,000 when due; or the default by the Parent or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Parent or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

(f)           The Parent or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (i) have an order for relief entered with respect to it under any Debtor Relief Laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, administrator, administrative receiver, compulsory manager or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any Debtor Relief Laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking suspension of payments, a moratorium of any indebtedness, dissolution, winding-up, liquidation, reorganization, administration, receivership, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, administration or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.01(f), (vi) fail to contest in good faith any appointment or proceeding described in Section 7.01(g) or (vii) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

(g)          Without the application, approval or consent of the Parent or any of its Subsidiaries, a receiver, trustee, examiner, liquidator, administrator, compulsory manager or similar official shall be appointed for the Parent or any of its Subsidiaries (other than Immaterial Subsidiaries) or any Substantial Portion of its Property or a proceeding described in Section 7.01(f)(iv) shall be instituted against the Parent or any of its Subsidiaries (other than Immaterial Subsidiaries) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

(h)         Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each, a “Condemnation”), all or any portion of the Property of the Parent and its Subsidiaries which, when taken together with all other Property of the Parent and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

(i)              The Parent or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of

$25,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $50,000,000), which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

(j)            Any Change in Control shall occur.

(k)         Any Termination Event shall occur in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

(l)             Section 16.01 shall cease to be valid and binding on or enforceable against any Guarantor, or any Guarantor shall so state in writing.

ARTICLE 8
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

SECTION 8.01.  Acceleration.  (a)  If any Default described in Section 7.01(f) or 7.01(g) occurs with respect to any Loan Party, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent or upon the instruction of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Loan Party hereby expressly waives.

(b)         If, within ten (10) Business Days after (i) acceleration of the maturity of the Obligations or (ii) termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.01(f) or 7.01(g) with respect to any Loan Party) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders, in their sole discretion, shall so direct the Administrative Agent, then the Administrative Agent shall, by notice to the Parent, rescind and annul such acceleration and/or termination.

SECTION 8.02.  Amendments.  Subject to the provisions of this Article 8, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(a)          Extend the Maturity Date, or the date for any scheduled payment of principal hereunder, compromise or forgive the principal amount of any Loan, or reduce the rate of interest or compromise or forgive payment of interest on any Loan, or reduce the amount of, or compromise or forgive payment of, any fee payable hereunder;

(b)         Reduce the percentage specified in the definition of Required Lenders;

(c)          Increase the amount of the Commitment of any Lender hereunder;

(d)         Amend this Section 8.02;

(e)          Permit any assignment by the Borrower of its Obligations or its rights hereunder;

(f)           Postpone the date fixed for any payment of principal of or interest on any Loan or the date fixed for any payment of fees or other amounts due hereunder; or

(g)          Change any provision hereof in a manner that would alter the pro rata funding of Loans required by Section 2.03 or the pro rata sharing of payments required by Section 2.12 or Section 11.02.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.  The Administrative Agent may waive payment of the fee required under Section 12.03(b) without obtaining the consent of any other party to this Agreement.

SECTION 8.03.  Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Unmatured Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.02, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE 9
GENERAL PROVISIONS

SECTION 9.01.  Survival of Representations.  All representations and warranties of any Loan Party contained in this Agreement or of any Loan Party or any Subsidiary thereof contained in any Loan Document shall survive the making of the Credit Extensions herein contemplated.

SECTION 9.02.  Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 9.03.  Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

SECTION 9.04.  Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Loan Parties, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Loan Parties, the Administrative Agent and the Lenders relating to the subject matter thereof other than the Fee Letter and the Commitment Letter.

SECTION 9.05.  Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, the Indemnified Persons and their respective successors and assigns; provided, however, that the parties hereto expressly agree that each of the Arrangers shall enjoy the benefits of the provisions of Section 9.06, 9.10 and 10.08 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

SECTION 9.06.  Expenses; Indemnification.  (a) The Borrower agrees to pay all (i) reasonable out-of-pocket expenses incurred by the Administrative Agent and the Arrangers in connection with the syndication of the Loans and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or (ii) expenses incurred by the Administrative Agent, any

Arranger, any Co-Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent, the Arrangers, the Co-Arrangers and the Lenders; provided that in the case of clause (i), Borrower shall only be required to pay the fees, charges and disbursement for one counsel for all such Persons (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction for all such Persons and additional counsel if, in the opinion of any such Person, representation of all such Persons by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest).

(b)         The Borrower agrees to indemnify the Administrative Agent, each Agent, each Arranger, each Co-Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Person”) against, and to hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including charges, disbursements and fees of counsel, incurred by or asserted against any Indemnified Person arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Closing Date Transactions and the other transactions contemplated thereby (including the syndication of the Loans), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Parent or any Subsidiary or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Parent or any of the Subsidiaries, or any Environmental Liability related in any way to the Parent or the Subsidiaries; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the willful misconduct or gross negligence of such Indemnified Person or (B) a material breach in bad faith by the relevant Indemnified Person of the express contractual obligations of such Indemnified Person under this Agreement or (y) except with respect to clause (iv) of this Section 9.06(b), arise out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Parent or any of its Affiliates and that is brought by an Indemnified Person against any other Indemnified Person (excluding any claim brought against any Arranger, Co-Arranger or Agent in their capacity as such).  For purposes hereof, “Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph Section 9.06 or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)         To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Closing Date Transactions, any Loan or the use of the proceeds thereof.

(e)          The provisions of this Section 9.06 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent.  All amounts due under this Section 9.06 shall be payable within fifteen (15) Business Days of the Borrower’s receipt of written demand therefor.

SECTION 9.07.  Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

SECTION 9.08.  Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

SECTION 9.09.  Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

SECTION 9.10.  Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arrangers, the Co-Arrangers nor any Lender shall have any fiduciary responsibilities to any Loan Party.  Neither the Administrative Agent, the Arrangers, the Co-Arrangers nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  Neither the Administrative Agent, the Arrangers, the Co-Arrangers nor any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

SECTION 9.11.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, and third party settlement providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, (iv) the CUSIP Service Bureau or any similar organization or (v) to any credit insurance provider relating to the Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party.

For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Parent or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Without limiting Section 9.04, each Loan Party agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Loan Parties and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

SECTION 9.12.  Disclosure.  Each Loan Party and each Lender hereby acknowledge and agree that the Administrative Agent, the Arrangers, the Co-Arrangers and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Parent and its Affiliates.

SECTION 9.13.  USA PATRIOT ACT NOTIFICATION.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT ACT, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT ACT.  The Borrower shall provide such information promptly upon the request of a Lender.

SECTION 9.14.  Judgments.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. dollars or any other applicable currency (the “Judgment Currency”) into a different currency (the “Other Currency”), the parties hereto agree, to the fullest extent they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Judgment Currency with such Other Currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. on the Business Day preceding that on which final judgment is given (or such other rate as may be required by any applicable Law), for the purchase of the Judgment Currency, for delivery two Business Days thereafter.  If the U.S. dollars so purchased are less than the sum originally due to the Administrative Agent or any Lender, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss, and if the U.S. dollars so purchased exceed the sum originally due to the Administrative Agent or such Lenders in U.S. dollars, the Administrative Agent and each Lender agrees to remit to such Loan Party such excess.

ARTICLE 10
THE ADMINISTRATIVE AGENT

SECTION 10.01.  Authorization and Authority.  Each Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Other than Section 10.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall have no rights as a third party beneficiary of any of such provisions.

SECTION 10.02.  Administrative Agent Individually. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)                   Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 10.02 as “Activities”) and may engage in the Activities with or on behalf of the Parent or its Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Parent and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Parent or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Parent and its Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Parent and its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Parent or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c)                    Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Parent and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Parent or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary or equitable duties (including without limitation any duty of trust or confidence) owing by the

Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Parent or its Affiliates) or for its own account.

SECTION 10.03.  Duties of Administrative Agent; Exculpatory Provisions.  (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, but, if expressly contemplated hereby or by the other Loan Documents, shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)         The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default or the event or events that give or may give rise to any Default or Unmatured Default unless and until the Borrower or any Lender shall have given written notice to the Administrative Agent describing such Default or Unmatured Default and such event or events.

(c)          Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)         Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 10.04.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Advance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.05.  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article 10 and Section 9.06 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto and such provisions shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 10.06.  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower unless a Default has occurred and is continuing (and otherwise in consultation with the Borrower) (provided that such consent of the Borrower shall not be unreasonably withheld or delayed and shall be deemed to have been given if the Borrower has not responded within five Business Days of the Borrower’s receipt of a written notice requesting such consent), to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents, (ii) all payments and communications provided to be made to or through the Administrative Agent shall instead be made by or to each Lender directly and (iii) all determinations to be made by the Administrative Agent shall instead be made by the Required Lenders, in each case, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 10.07.  Non-Reliance on Administrative Agent and Other Lenders.

(a)         Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) (x) of entering into this Agreement, (y) of making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)   Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)    the financial condition, status and capitalization of the any Loan Party;

(ii)   the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)  determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)  the adequacy, accuracy and/or completeness of the information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 10.08.  No Other Duties, Etc.  Anything to the contrary herein notwithstanding, none of the Lenders (or Affiliates of Lenders) identified in this Agreement as the “Syndication Agent” or “Arrangers” or “Co-Arrangers” or “Co-Documentation Agents” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such identified capacity other than those (in the case of those who are Lenders) applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders (or Affiliates of Lenders) shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders (and such Affiliates) as it makes with respect to the Administrative Agent in Section 10.07.

ARTICLE 11
SETOFF; RATABLE PAYMENTS

SECTION 11.01.  Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Loan Party becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Loan Party may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

SECTION 11.02.  Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Sections 3.01, 3.02, 3.04, 3.05 or 9.06) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE 12
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

SECTION 12.01.  Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Lenders and their respective successors and assigns permitted hereby, except that (i) (A) the Borrower shall not have the right to assign their respective rights or obligations under the Loan Documents and (B) the Parent shall not have the right to assign its rights or obligations under the Loan Documents except as permitted hereunder, (ii) any assignment by any Lender must be made in compliance with Section 12.03 and (iii) any participation must be made in compliance with Section 12.02.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.01 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.03(b).  The parties to this Agreement acknowledge that clause (ii) of this Section 12.01 relates only to absolute assignments and this Section 12.01 does not prohibit assignments creating security interests, including, without limitation, (A) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to secure obligations of such Lender, including to a Federal Reserve Bank, the European Central Bank or any other central bank to which such Lender reports (provided that, no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto) or

(B) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.03.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.03; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

SECTION 12.02.  Participations.  (a) Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)   Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension in which such Participant has an interest which would require consent of all of the affected Lenders pursuant to the terms of Section 8.02 or of any other Loan Document.

(c)   Benefit of Certain Provisions.  The Borrower agrees that each Participant which has been identified as such to the Borrower in writing shall be deemed to have the right of setoff provided in Section 11.01 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 11.01 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.01, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.02 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.02 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.03, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.01, 3.02 or 3.05 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant complies with the provisions of Section 3.05 to the same extent as if it were a Lender.

SECTION 12.03.  Assignments.  (a) Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities other than the Parent or any of its Affiliates (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto.  The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Affiliate thereof or an Approved Fund; provided, however, that (i) if a Default or an Unmatured Default has occurred and is continuing, the consent of the Borrower shall not be required and (ii) such consent shall be deemed to have been given if the Borrower has not responded within five Business Days of the Borrower’s receipt of a written notice requesting such consent.  Such consent shall not be unreasonably withheld or delayed.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $1,000,000 and in increments of $1,000,000 in excess thereof (with contemporaneous assignments to two or more Approved Funds being combined for the purpose of determining whether the minimum assignment requirement is met) or (ii) the remaining amount of the assigning Lender’s Outstanding Credit Exposure.  The amount of the assignment shall be based on the Outstanding Credit Exposure subject to the assignment, determined as of the date of such assignment or as of the “Trade Date”, if the “Trade Date” is specified in the assignment.

(b)   Effect; Effective Date.  Upon (i) delivery (via an electronic settlement system acceptable to the Administrative Agent) to and acceptance by the Administrative Agent of an assignment, together with any consents required by 12.03, (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment and (iii) if the assignee is not a Lender, delivery to the Administrative Agent by the assignee of an Administrative Questionnaire, such assignment shall become effective on the effective date specified in such assignment.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this

Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.03 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.02.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.03(b), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Loans, as adjusted pursuant to such assignment.

(c)   Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 12.04.  Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

SECTION 12.05.  Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not organized under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(d).

ARTICLE 13
NOTICES

SECTION 13.01.  Giving Notice.  Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Parent, the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.01.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received or confirmed by email) at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 shall not be effective until received. Except as set forth below, notwithstanding anything to the contrary in this Section, the applicable Loan Party shall furnish the materials described in Sections 6.01(a), 6.01(b), 6.01(h) and 6.01(i) by email or by posting such materials on an internet web site made available to the Lenders or as otherwise specified to the applicable Loan Party by the Administrative Agent.

So long as Bank of America, N.A. or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Sections 6.01(a), 6.01(b), 6.01(h) and 6.01(i) shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email to the Administrative Agent as follows:  Bank of America, N.A.; Agency Management; 1455 Market Street, 5th Floor; CA5-701-05-19; San Francisco, CA 94103; Attention:  Aamir Saleem; Telephone:  (415) 436-2769; Telecopier:  (415) 503-5089; email:  aamir.saleem@baml.com.  Each Loan Party agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other materials relating to the Parent, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such materials on Intralinks or a substantially similar electronic system (the “Platform”).  Each Loan Party acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 13.02.  Change of Address.  Each Loan Party, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 14
COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action and the other conditions precedent in Section 4.01 have been satisfied.

ARTICLE 15
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

SECTION 15.01.  CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 15.02.  CONSENT TO JURISDICTION.  EACH LOAN PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH LOAN PARTY HEREBY (TO THE FULLEST EXTENT PERMITTED BY LAW) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

SECTION 15.03.  WAIVER OF JURY TRIAL.  EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

SECTION 15.04.  Agent for Service of Process. The Parent hereby irrevocably appoints the Borrower as its agent for service of process with respect to all of the Loan Documents and all other related agreements to which it is a party (the “Process Agent”) and the Borrower hereby accepts such appointment as the Process Agent and hereby agrees to forward promptly to the Parent all legal process addressed to the Parent received by the Process Agent.

ARTICLE 16
GUARANTY

SECTION 16.01.  Guaranty.  The Parent hereby absolutely, unconditionally and irrevocably guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lenders, the Administrative Agent or any indemnified party arising under the Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lenders, the Administrative Agent or any indemnified party in connection with the collection or enforcement thereof).  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Parent under this Guaranty (other than payment thereof), and the Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

SECTION 16.02.  Guaranty Absolute.  The Parent guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any lender with respect thereto.  The liability of the Parent under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Parent hereby irrevocably waives any defenses, it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)   any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Parent or any of its Subsidiaries or otherwise;

(c)   any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Obligations;

(d)   any change, restructuring or termination of the corporate structure or existence of the Parent or any of its Subsidiaries;

(e)   any failure of the Administrative Agent or any Lender to disclose to the Parent any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Parent now or hereafter known to the Administrative Agent or such Lender (the Parent waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(f)    the failure of any other Person to execute or deliver this Guaranty, any supplement to this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Parent or other guarantor or surety with respect to the Obligations;

(g)   any other circumstance or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Parent, the Borrower or any other guarantor or surety (other than payment thereof); or

(h)   any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed Obligation.

SECTION 16.03.  Rights Of Lenders.  The Parent consents and agrees that the Lenders, the Administrative Agent or any indemnified party may at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; and (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine.  Without limiting the generality of the foregoing, the Parent consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Parent under this Guaranty or which, but for this provision, might operate as a discharge of the Parent.

SECTION 16.04.  Certain Waivers and Acknowledgements.

(a)   The Parent waives (i) any defense arising by reason of any disability or other defense of the Borrower, or the cessation from any cause whatsoever (including any act or omission of any Lenders, the Administrative Agent or any indemnified party) of the liability of the Borrower; (ii) any defense based on any claim that the Parent’s obligations exceed or are more burdensome than those of the Borrower; (iii) the benefit of any statute of limitations affecting the Parent’s liability hereunder; (iv) any right to proceed against the Borrower or pursue any other remedy in the power of any Lender, the Administrative Agent or any indemnified party whatsoever until the Administrative Agent and the Lenders shall have received payment in full in respect of the Obligations; and (v) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  The Parent expressly waives promptness, diligence, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

(b)   The Parent hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Obligations of the Borrower, whether existing now or in the future.

(c)   The Parent hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Parent or other rights of the Parent to proceed against any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Parent hereunder.

(d)   The Parent acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 16.02 and this Section 16.04 are knowingly made in contemplation of such benefits.

(e)   The waivers of the Parent set forth in this Section 16.04 are made to the fullest extent permitted by applicable Law.

SECTION 16.05.  Obligations Independent.  The obligations of the Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations, and a separate action may be brought against the Parent to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

SECTION 16.06.  Subrogation.  The Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated.  If any amounts are paid to the Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lenders, the Administrative Agent or any indemnified party and shall forthwith be paid to the Lenders, the Administrative Agent or any indemnified party to reduce the amount of the Obligations, whether matured or unmatured.

SECTION 16.07.  Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Parent is made, or any of the Lenders or any Lender, the Administrative Agent or any indemnified party exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lenders, the Administrative Agent or any indemnified party in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lenders, the Administrative Agent or any indemnified party are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Parent under this paragraph shall survive termination of this Guaranty.

SECTION 16.08.  Stay Of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Parent immediately upon demand by the Lenders, the Administrative Agent or any indemnified party.

SECTION 16.09.  Condition Of Borrower.  The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as the Parent requires, and that none of the Lenders, the Administrative Agent or any indemnified party has any duty, and the Parent is not relying on the Lenders, the Administrative Agent or any indemnified party at any time, to disclose to the Parent any information relating to the business, operations or financial condition of the Borrower (the Parent waiving any duty on the part of the Lenders, the Administrative Agent or any indemnified party to disclose such information and any defense relating to the failure to provide the same).

SECTION 16.10.  Guaranty Supplements.  Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Article 16 (and only this Article 16) to “Parent” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Article 16, and each reference in this Agreement to the “Guaranty,”

“thereunder,” “thereof” or words of like import referring to this Article 16, shall mean and be a reference to this Article 16 as supplemented by such Guaranty Supplement.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

AON CORPORATION

By:
Name:
Title:

Aon Center
200 East Randolph Drive
Chicago, Il 60601
Attn:	Treasurer

Tel:	312-381-3230
Fax:	312-381-6060

AON PLC

By:
Name:
Title:

Aon Center
200 East Randolph Drive
Chicago, Il 60601
Attn:	Treasurer

Tel:	312-381-3230
Fax:	312-381-6060

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.
as Lender and as Administrative Agent

By:
Name:
Title:

Administrative Agent’s Office
(for payments and requests for Credit Extensions)
Bank of America, N.A.
2001 Clayton Road
CA4-702-02-25
Concord, CA 94520-2405
Attn: Kendra McWhite
Telephone: (925) 675-8365
Telecopier: (888) 985-9252
Email: kendra.n.mcwhite@baml.com

Account No: 3750836479
Ref: Aon Corporation
ABA# 026009593

Other Notices as Administrative Agent
Bank of America, N.A.
Agency Management
1455 Market Street, 5th Floor
CA5-701-05-19
San Francisco, CA 94103
Attn: Aamir Saleem
Telephone: (415) 436-2769
Telecopier: (415) 503-5089
Email: aamir.saleem@baml.com

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

Pricing Schedule

	Level I	Level II	Level III	Level IV	Level V
Borrower Debt Rating(1)	At least A by S&P or A2 by Moody’s	At least A- by S&P or A3 by Moody’s	At least BBB+ by S&P or Baa1 by Moody’s	At least BBB by S&P or Baa2 by Moody’s	None of Levels I, II, III or IV is applicable

Applicable Margin for Eurodollar Advances (bps)	112.5	125.0	137.5	162.5	187.5

Applicable Margin for Alternate Base Rate Advances (bps)	12.5	25.0	37.5	62.5	87.5

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower Debt Ratings from time to time.  The Borrower Debt Rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  Any change in the Applicable Margin resulting from a change in the Borrower Debt Rating by either S&P or Moody’s will become effective as on the date such change is publicly announced by such rating agency.  If at any time neither Moody’s nor S&P has issued a Borrower Debt Rating, Level V shall apply.

(1) In the event of a split rating, the applicable rating shall be deemed to be higher of the two ratings; provided, if the difference between the two ratings is greater than one sub-grade, the applicable rating shall be deemed to be one sub-grade below the higher of the two ratings.

SCHEDULE 1.01

Commitments

Lender	Commitment
Bank of America, N.A.	$40,000,000
Morgan Stanley Bank, N.A.	$40,000,000
Citibank, N.A.	$35,000,000
Credit Suisse AG Cayman Islands Branch	$35,000,000
Deutsche Bank AG New York Branch	$35,000,000
Goldman Sachs Bank USA	$35,000,000
The Royal Bank of Scotland plc	$35,000,000
Wells Fargo Bank, N.A.	$35,000,000
Bank of Montreal	$27,500,000
JPMorgan Chase Bank, N.A.	$27,500,000
Australia and New Zealand Banking Group Limited	$15,000,000
BNP Paribas	$15,000,000
Commerzbank AG	$15,000,000
KeyBank National Association	$15,000,000
Lloyds TSB Bank plc	$15,000,000
The Northern Trust Company	$15,000,000
US Bank National Association	$15,000,000
TOTAL	$450,000,000

SCHEDULE 5.21

Foreign Corrupt Practices Act Matters

As disclosed in the Borrower’s periodic filings with the Securities and Exchange Commission (“SEC”), following inquiries from regulators, Borrower commenced an internal review of its compliance with certain U.S. and non-U.S. anti-corruption laws, including the Foreign Corrupt Practices Act. In January 2009, Aon Limited, Borrower’s principal U.K. brokerage subsidiary, entered into a settlement agreement with the FSA to pay £5.25 million arising from its failure to exercise reasonable care to establish and maintain effective systems and controls to counter the risks of bribery arising from the use of overseas firms and individuals who helped it win business. In December 2011, Borrower entered into a non-prosecution agreement with the Department of Justice pursuant to which it paid $1.7 million and a settlement agreement with the SEC pursuant to which it paid $14.55 million in each case in settlement of regulatory investigations relating to certain payments made in overseas jurisdictions between 1983 and 2007.

SCHEDULE 6.19(e)

Existing Indebtedness

1.              4.76% Senior Unsecured Debentures due 2018 issued by Aon Finance N.S. 1, ULC and guaranteed by Aon Corporation, in an aggregate principal amount of up to CAD375,000,000.

2.              6.25% Guaranteed Notes due July 2014 issued by Aon Financial Services Luxembourg S.A. and guaranteed by Aon Corporation, in an aggregate principal amount of up to €500,000,000.

3.              Loan Agreement, dated as of June 2009, among Accuracy SAS and BNP Paribas, as lender, in an aggregate principal amount of up to €1,500,000.

4.              Loan Agreement, dated as of December 2011, among Accuracy SAS and BNP Paribas, as lender, in an aggregate principal amount of up to €650,000.

5.              €2,700,000 loan agreement between Accuracy Worldwide and Accuracy SAS

EXHIBIT A

NOTE

[$ ]	[Date]

Aon Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of                                             (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article 2 of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank of America, N.A. in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Maturity Date and shall make such mandatory payments as are required to be made under the terms of Article 2 of the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Term Credit Agreement dated as of June 15, 2011 (which, as it may be amended, amended and restated, supplemented or otherwise modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and Bank of America, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

AON CORPORATION

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF AON CORPORATION,

DATED                 ,

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

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EXHIBIT B

COMPLIANCE CERTIFICATE

To: The Lenders parties to the Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Term Credit Agreement dated as of June 15, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among the Borrower, the lenders party thereto and Bank of America, N.A., as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.     I am the duly elected [            ] of the Parent;

2.     I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements;

3.     The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below; and

4.     Schedule I attached hereto sets forth financial data and computations evidencing the Parent’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Parent has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this day of                               , 20      .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of                                 , 20       with Provisions of Section 6.17 of the Agreement

1.    Section 6.17(a) - Consolidated Adjusted EBITDA to Consolidated Interest Expense

A.    Consolidated Adjusted EBITDA (for four fiscal quarters ended                           , 20     )

(i)	Consolidated Net Income	$

(ii)	Consolidated Interest Expense	$

(iii)	taxes	$

(iv)	depreciation	$

(v)	amortization	$

(vi)	extraordinary losses	$

(vii)	Transaction Costs	$

(viii)	non-recurring Merger-related cash charges	$

(ix)	extraordinary gains	$

(x)	Sum of (i) through (viii) minus (ix)	$

B.    Consolidated Interest Expense (for four fiscal quarters ended                           , 20     ) $

C.    Ratio of A to B to 1.0

D.    Permitted Ratio Greater than 4.0 to 1.0 Complies / Does Not Comply

2.    Section 6.17(b) - Consolidated Leverage Ratio

A.    Consolidated Funded Debt (as of                           , 20     ) $

B.    Consolidated Adjusted EBITDA (for four fiscal quarters ended                           , 20     )

(i)	Consolidated Net Income	$

(ii)	Consolidated Interest Expense	$

(iii)	taxes	$

(iv)	depreciation	$

(v)	amortization	$

(vi)	extraordinary losses	$

(vii)	Transaction Costs	$

(viii)	non-recurring Merger-related cash charges	$

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(ix)	extraordinary gains	$

(x)	Sum of (i) through (viii) minus (ix)	$

C.    Ratio of A to B to 1.0

D.    Permitted Ratio Less than 3.0 to 1.0 Complies / Does Not Comply

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EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund(2)]

3.	Borrower:	Aon Corporation

4.	Administrative Agent:	Bank of America, N.A., as Administrative Agent under the Credit Agreement

5.	Credit Agreement

The $450,000,000 Term Credit Agreement dated as of June 15, 2011 among Aon Corporation, the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

(2)           Select as applicable.

1

Aggregate Amount of Commitment/Loans for all Lenders(3)	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(14)		CUSIP Number
$	$		%
$	$		%
$	$		%

Effective Date:                                  , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

[Consented to:]

AON CORPORATION

By:
Title:

Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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ANNEX 1

AON CORPORATION

$                                 CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements if any, under the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

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2.             Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF NEW YORK.

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